Exhibit 10.1

Project Plan and Quotation for GPEx® Feasibility Study of Monoclonal Antibody Candidates h16C3 and 31-1Chi – Phase A2

Prepared For:	Andrew Bristol, Neogenix Oncology, Inc. (Neogenix)
Prepared By:	Catalent Pharma Solutions, (Catalent)
Estimate Number:	NGX.Q.A_012710r5 (Pricing Expires 06.26.10)

Executive Summary:

The objective of the Project Plan is carry out clonal selection on the Neogenix candidates (h16C3 and 31-1Chi) and deliver material to Neogenix for evaluation.

Assumptions:

•	There will be [ * ]. Phase A1 was committed to by Neogenix and Catalent under NGX08.21.09R1

•	Project will use the cell pool produced in Phase A1.

•	Catalent’s [ * ] will be used to [ * ] during Phase A.

•	Neogenix will be responsible for determining the activity of the molecule produced by Catalent.

•	Catalent will use commercially reasonable efforts to complete the project in a timely manner and meet Neogenix’s project goals.

•	This project will be supported by Catalent – Middleton Terms and Conditions (T&C’s) for this Quotation Project Plan.

•

At completion of Phase A1, Catalent will store the cells for [ * ] months at no cost to Neogenix. After [ * ] months, Neogenix will have one of the following options: continue to work with Catalent to complete additional phases of work; pay Catalent to store cells; or have Catalent destroy the cells.

•	Shipping and Handling are not included and will be billed at Catalent’s cost plus [ * ]% (for work beyond Phase A1).

•	Pricing is in US dollars and is non-binding until signatures are obtained.

•	Signatures on this document will authorize the execution of Phase A2 of the project.

•

Quoted prices are net of any applicable taxes or withholdings. [ * ] is responsible for payment in full of all taxes, duties or other deductions as required by law in connection with sums payable to Catalent for services rendered or for sale of a cell line to Neogenix.

•	Catalent reserves the right to charge a [ * ]% per month fee for invoices not paid within [ * ] days of sending an invoice to Neogenix.

Phase A1: Expression Feasibility (two candidates) Competed under separate quotation

Step	Description
[ * ]	[ * ] will be used to support Phase A. [ * ] will be used to determine expression level of the pool using a standard provided by Neogenix.
[ * ]	Includes analysis of [ * ].
[ * ]	[ * ].
Analysis of pooled population	[ * ]. Data will be summarized and provided to Neogenix.

Upon delivery of the project report, Catalent will store the cells for [ * ] months. During this time Neogenix may choose to move forward with later phases of development work or enter into an agreement with Catalent for storage of cells at commercially reasonable rates. If neither of these conditions is met Catalent may destroy the cells after providing Neogenix [ * ] days notice. Catalent will store cells at no cost as long as work involving the cell line continues at Catalent.

[ * ]

**	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing an asterisk “[ * ]”. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

NGX.Q.A_012710r5 - Project Plan and Quotation Page 1

CONFIDENTIAL

Phase A2: (Approved by signature on this quotation)

Clonal selection and screening for the top [ * ] clones	[ * ]
Screening to [ * ]	[ * ]
Deliverables

The Deliverables under Phase A2 of the Quotation shall include [ * ].

Neogenix will have the option of obtaining clones for a [ * ] day Evaluation Period any time after clonal selection during or after Phase A2. If Neogenix executes this option, no further evaluation period will granted.

Top Clone Selection	[ * ].
Project Report	A Cell Line Development report in Catalent’s standard format describing [ * ] and documenting [ * ] will be delivered to Neogenix.

Phase A Payments: (starting after “go” decision)

Description of Milestone	Payment
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

$[ * ] for first cell line

$[ * ] for second cell line (if started concurrently)

Signature Authorizing Phase A2

Number of projects moving forward (1 or 2) and description:

For Neogenix Oncology	For Catalent Pharma Solutions LLC.

By:	By:

Name:	Name:

Its:	Its:

Date:	Date:

Upon delivery of the project report, Catalent will store the cells for the evaluation period or [ * ] days if an Evaluation Period is not requested by Neogenix. During this time Neogenix may choose to move forward with later phases of development work, enter into an agreement with Catalent for storage of cells at commercially reasonable rates or enter into a conditional sale agreement with Catalent to gain access to the GPEx® cells lines (with terms to be negotiated). Catalent will store cells at no cost as long as work involving the cell line continues at Catalent. If none of the above conditions are met, Catalent may destroy the cells after providing Neogenix [ * ] days notice.

**	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

NGX.Q.A_012710r5 - Project Plan and Quotation Page 2

CONFIDENTIAL

Phase B: [ * ] Development (each project)

(A separate quotation will be prepared for each project upon Neogenix’s approval)

[ * ]	[ * ]

[ * ]	[ * ]

Deliverables

The Deliverables under Phase B of the Quotation will include a detailed description of the [ * ].

If Neogenix does not execute its right to an evaluation period during Phase A2, Neogenix will have the option of obtaining the [ * ] for a [ * ] day Evaluation Period during or after Phase B. If Neogenix executes this option, no further evaluation period will granted.

Description of Milestone	Payment
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

Total for Phase B: [ * ]

Summary of other options: [ * ] only = [ * ] with a flat fee of [ * ] for consumables

A separate quote will be provided for approval if Neogenix decides to move forward with Phase B.

Catalent-Middleton:

Catalent-Middleton Contact Information: BD contact : Rob Gustines, Account Director Phone number (direct): 919-465-8139 Phone number (mobile) : 919-803-9595 email: rob.gustines@catalent.com	8137 Forsythia Street Middleton, WI 53562 608-824-9920 www.gpextech.com www.catalent.com
Client Contact Information: Client contact name: Andy Bristol, Ph.D. Phone number (direct): 240-314-0596 email: abristol@neogenix.us

**	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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CONFIDENTIAL

Catalent Pharma Solutions, LLC - Middleton, Wisconsin Facility - Terms and Conditions

A. Expiration. This Quotation becomes binding if signed and delivered by both parties. The Terms and Conditions set forth herein shall apply exclusively to Phase A2 and B of this Quotation, NGX.Q.A_012710r5, but each of Phase A2 and B shall be approved and agreed upon by signature of the parties on separate and phase-specific Authorization signature pages.

B. Audits. Client may conduct one quality assurance facility audit per year at no cost. Additional audits will be invoiced separately at the current rate for such services.

C. Regulatory Inspections. Catalent will promptly notify Client of any regulatory inspections directly relating to the Project. Client accepts reasonable and documented costs charged by a regulatory authority for such inspections.

D. Amendments to Quotations/Price Changes. Any material change in the details of this Quotation or the assumptions upon which the Quotation is based may require changes in the pricing and time lines, and shall require a written amendment to the Quotation (a “Change Order”). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, pricing, time line or other matter. The Change Order will become effective upon the execution of the Change Order by both parties, and Catalent will be given a reasonable period of time within which to implement the changes. Both parties shall act in good faith and promptly when considering a Change Order requested by the other party. Catalent may revise the prices provided in this Quotation (i) if Client’s requirements or any Client-provided information is inaccurate or incomplete; (ii) if Client revises Catalent’s responsibilities or the Project specifications, instructions, procedures, assumptions, processes, test protocols, test methods or analytical requirements; or (iii) for such other reasons set forth in this Quotation.

E. Payments. Catalent will invoice Client as set forth in this Quotation. Catalent charges a late payment fee of [ * ]% per month for payments not received by the date specified in this Quotation (or if no date is specified, within [ * ] days of invoice date). Failure to bill for interest due shall not be a waiver of Catalent’s right to charge interest.

F. Taxes. All sales, use, gross receipts, compensating, value-added or other taxes, duties, licenses or fees (excluding Catalent’s net income and franchise taxes) assessed by any tax jurisdiction arising from the Project are the responsibility of [ * ], whether paid by Catalent or Client. To the knowledge of Catalent, the payments to be made by the Client to Catalent under the Quotation are not subject to sales tax or use tax.

G. Hazardous Materials. Client warrants to Catalent that no specific safe handling instructions are applicable to any Client-supplied materials, except as disclosed to Catalent in writing by the Client in sufficient time for review and training by Catalent prior to delivery. Where appropriate or required by law, Client will provide a Material Safety Data Sheet for all Client-supplied materials and finished product.

H. Delivery. All products and other materials provided by Catalent are delivered EXW (Incoterms 2000) Catalent’s facilities and the title shall pass to Client upon such delivery. If Catalent provides storage services, title and risk of loss shall pass to Client upon transfer to storage.

I. Limitations of Liability. CATALENT’S TOTAL LIABILITY UNDER PHASE A2 and B OF THIS QUOTATION SHALL IN NO EVENT EXCEED [ * ]. CATALENT’S LIABILITY UNDER THIS QUOTATION FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED API OR CLIENT-SUPPLIED MATERIALS, WHETHER OR NOT INCORPORATED INTO FINISHED PRODUCT, SHALL NOT EXCEED [ * ]. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS QUOTATION, INCLUDING WITHOUT LIMITATION LOSS OF REVENUES, PROFITS OR DATA, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

J. Confidentiality. The Mutual Confidentiality and Non-Disclosure Agreement dated April 12, 2007 entered into by the parties (at such time, Catalent was named Cardinal Health PTS, LLC) (the “NDA”) remains in full force and effect.

K. Intellectual Property. For purposes hereof, “Client IP” means all intellectual property and embodiments thereof owned by or licensed to Client as of the date hereof or developed by Client other than in connection with the Project; “Catalent IP” means all intellectual property and embodiments thereof owned by or licensed to Catalent as of the date hereof or developed by Catalent other than in connection with the Project; “GPEx® Technology” means Catalent’s proprietary gene product expression technology for the expression of proteins through retrovector transduction of mammalian cell lines; “Invention” means any intellectual property developed by either party in connection with the Project; “API Inventions” means any Invention that relates exclusively to the Client IP or Client’s

**	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing an asterisk “[ * ]”. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

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patented API; and “Process Inventions” means any Invention, other than an API Invention, that relates exclusively to the Catalent IP or relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing or testing pharmaceutical products generally. All Client IP, the cDNA encoding the antibody that Client would like to produce (“Client cDNA”) and all API Inventions shall be owned solely by Client and no right therein is granted to Catalent under this Quotation except for use in performing the Project. All Catalent IP and Process Inventions shall be owned solely by Catalent and no right therein is granted to Client under this Quotation. For the avoidance of doubt, under this Quotation, Catalent shall solely own any Inventions related to the GPEx® Technology including, but not limited to, (i) improvements relating to cell engineering processes (e.g., gene insertion and expression in mammalian cells and cell culture and protein purification processes), (ii) all vectors for gene transduction and expression, and (iii) intellectual property rights to the foregoing; no rights to any such Inventions or intellectual property rights related to the GPEx® Technology are granted to Client under this Quotation except as may be agreed to in writing by the parties in a subsequent cell line sale or other agreement. Client shall have the right to access all deliverables under the Quotation and shall retain its rights incorporated in the deliverables.

It is understood and agreed that ownership and control of any cell lines included as a deliverable shall not be transferred to Client until Catalent and Client have negotiated and entered into a Cell Line Sale Agreement (or similar license agreement) and the payment for the cell lines have been received by Catalent from Client. Catalent’s rights to the deliverables are limited to performing work authorized by Client, or destroying the deliverables if Client abandons the project or directs Catalent to destroy the deliverables. The parties shall cooperate to achieve the allocation of rights to Inventions anticipated herein and each party shall be solely responsible for costs associated with the protection of its intellectual property.

Catalent shall notify Client during the term of the Quotation, if: any Catalent patents or intellectual property directly relating to GPEx technology become involved in any interference or opposition proceeding.

Catalent hereby grants to Client and its Affiliates the right to evaluate, with the limited right to transfer the deliverables under Phase A2 and B of the Quotation and to perform any necessary testing of the deliverables under Phase A2 and B of the Quotation for a period of [ * ] days following the delivery of the last deliverable to Client (the “Evaluation Period”). Such evaluation process will assess the biological activity of cell culture supernatant, partially purified or purified protein using four assays: [ * ]. Client will also be eligible to transfer the engineered cell line(s) to allow for third party upstream and/or downstream process development to optimize cell line growth conditions for improvement of antibody yield, the results of which will be used in Client’s consideration to pursue a Cell Line Sale/Licensing Agreement with Catalent, provided that Client provides Catalent with access to the general project plan and resulting data, and it is understood that this transfer does not permit the cell line to be used in any cGMP activities, including master cell bank manufacturing. Such Evaluation Period does not entitle Client or its Affiliates to undertake any additional clinical research, clinical development, manufacturing, commercialization or any other use of the deliverables under the Quotation. If Client does not continue with Catalent on the project at the end of the period of the Evaluation Period, then in such event, Client shall destroy all deliverables under the Quotation in its custody or control and warrant the destruction of all cells transferred to third parties and provide a certificate of destruction to Catalent within [ * ] days of the end of the Evaluation Period.

L. Warranties.

Catalent hereby warrants, represents and covenants to Client that:

To the best of Catalent’s knowledge, as of the executed date of the Quotation, there are no third party intellectual property rights that may be asserted against Catalent or Client claiming that the use by Catalent or Client of the Catalent IP under the Quotation constitutes, has constituted or will constitute an infringement thereof or a violation or breach of a contract with a third party;

As of the date of the Quotation, there is no pending litigation which alleges that the use of Catalent IP has infringed or misappropriated any of the intellectual property of any third party;

Catalent is the owner of or controls the Catalent IP and to the best of its knowledge has the right to grant Client the rights granted Client under the Quotation, and will not during the term of the Quotation, grant any rights to any third party that would adversely affect the rights granted to Client under the Quotation;

As of the date of the Quotation, the Catalent IP are free and clear of any encumbrance, lien, mortgage, charge, or to Catalent’ best knowledge restriction or liability of any kind whatsoever, whether equitable or legal; and

As of the date of the Quotation, none of the Catalent IP are involved in any interference or opposition proceeding.

All deliverables that Catalent provides to Client under the Quotation shall have the characteristics described in the applicable reports provided by Catalent to Client and such deliverables and replacement materials shall be in compliance with the applicable project plan.

**	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Catalent will perform the Project in accordance with the written specifications and Project instructions expressly set forth or referenced in this Quotation, and in compliance with all applicable laws and regulations and [ * ] current Good Manufacturing Practices, as applicable. Catalent shall perform the Services using development methods and techniques and record keeping practices that are in compliance with the applicable project plan. THE WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY CATALENT TO CLIENT, AND CATALENT MAKES NO OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

Catalent understands that the Client Cell Lines is experimental in nature and may have hazardous properties, and Catalent agrees that it shall use the Client Cell Lines in strict accordance with the Proposal and with Client’s written instructions and that Catalent shall not use the Client Cell Lines in humans or animals.

EXCEPT AS EXPRESSLY SET FORTH IN THE QUOTATION, CLIENT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO CATALENT OF ANY NATURE, EXPRESS OR IMPLIED, THAT THE CLIENT CELL LINES WILL BE USEFUL FOR, OR ACHIEVE ANY PARTICULAR RESULTS AS A RESULT OF ANY USE THEREOF BY CATALENT PURSUANT TO THE QUOTATION AND Client HEREBY DISCLAIMS ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

M. Client Obligations. Unless otherwise agreed to by the parties in writing, Client is solely responsible to (i) provide complete and accurate scientific data regarding the Project; (ii) if applicable, review and approve all in-process and finished product test results to ensure conformity of such results with the product specifications, regardless of which party is responsible for finished product release; (iii) prepare all submissions to regulatory authorities; and (iv) perform such other obligations of Client set forth in this Quotation. Catalent will make commercially reasonable efforts to assist Client with all regulatory matters relating to this Quotation, at Client’s request and at Client’s expense.

N. Indemnification.

Client will indemnify Catalent, its affiliates and their respective directors, officers, employees and agents against any third-party claim arising directly or indirectly from (i) the manufacture, promotion, marketing, distribution or sale of, or use of or exposure to, the product, API and Client-supplied materials that are the subject of the Project; (ii) the gross negligence or willful misconduct of Client; (iii) the breach of this Quotation by Client; or (iv) the use of any intellectual property provided by Client to Catalent; except to the extent any of the foregoing arise from the negligence, willful misconduct or breach of this Quotation by any Catalent indemnified party. Catalent will indemnify Client, its affiliates and their respective directors, officers, employees and agents against any third-party claim arising directly or indirectly from the negligence or willful misconduct of Catalent or the breach of this Quotation by Catalent; except to the extent any of the foregoing arise from the negligence, willful misconduct or breach of this Quotation by any Client indemnified party. In the event Catalent seeks indemnification under this paragraph N, Catalent shall (a) notify Client of a claim as soon as reasonably practicable after it receives notice of the claim, (b) provided that Client is not contesting the indemnity obligation, permit Client to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and (c) cooperate as requested (at Client’s expense) in the defense of the claim; but provided always that neither party may settle any such claim or otherwise consent to an adverse judgment or order in any relevant action or other proceeding or make any admission as to liability or fault without the prior express written permission of the other client, such consent not to be unreasonably withheld or delayed.

During the term of the Quotation and thereafter, Catalent will indemnify Client, its affiliates, and their respective officers, directors, employees, consultants and agents against any and all liability, damage, loss or expense (collectively, “Losses”) in connection with any third-party claim arising directly or indirectly from (i) any material breach or any alleged breach of Catalent’ representations, warranties, and covenants set forth in this Quotation or these Terms and Conditions, (ii) the gross negligence or willful misconduct of Catalent; or (iii) the use of any intellectual property provided by Catalent to Client, except to the extent that such Losses result from the negligence or intentional misconduct of any Client indemnified party. In the event Client seeks indemnification under this paragraph N, Client shall (a) notify Catalent of a claim as soon as reasonably practicable after it receives notice of the claim, (b) provided that Catalent is not contesting the indemnity obligation, permit Catalent to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and (c) cooperate as requested (at Catalent’s expense) in the defense of the claim; but provided always that neither party may settle any such claim or otherwise consent to an adverse judgment or order in any relevant action or other proceeding or make any admission as to liability or fault without the prior express written permission of the other client, such consent not to be unreasonably withheld or delayed.

**	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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O. Catalent Insurance. Catalent shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (A) Commercial General Liability Insurance with a per-occurrence limit of not less than [ * ]; (B) Drug Products and Completed Operations Liability Insurance with a per-occurrence limit of not less than [ * ]; (C) Workers Compensation and Employers Liability Insurance, with statutory limits for Workers Compensation and Employers Liability limits of not less than [ * ] per accident; and (D) Professional Services Errors & Omissions Liability Insurance with per-claim and aggregate limits of not less than [ * ]. The parties hereby acknowledge and agree that Catalent may self-insure all or any portion of the required insurance. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than [ * ] years following the expiration or termination of this Agreement. Catalent shall obtain a waiver from any insurance carrier with whom Catalent carries Workers’ Compensation insurance releasing its subrogation rights against Client. Catalent shall furnish to Client a certificate of insurance or other evidence of the required insurance and additional insured status as soon as practicable after the Effective Date and within [ * ] days after renewal of such policies. Each insurance policy which is required under this Agreement, other than self-insurance, shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

P. Client Insurance. Client shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (A) Commercial General Liability Insurance with a per occurrence limit of not less than an amount equivalent to [ * ]; (B) Drug Products and Completed Operations Liability Insurance (including coverage for Drug Products used in clinical trials) with a per occurrence limit of not less than an amount equivalent to [ * ]; (C) Workers Compensation and Employers Liability Insurance with statutory limits for Workers Compensation and Employers Liability limits of not less than an amount equivalent to [ * ] per accident; and (D) All Risk Property Insurance, including transit coverage, in an amount equal to [ * ]. The parties hereby acknowledge and agree that Client may self-insure all or any portion of the above-required insurance. Client shall maintain levels of insurance or self insurance sufficient to meet its obligations under this Agreement. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than [ * ] years following the expiration or termination of this Agreement. Client shall not seek reimbursement for any property claim or portion thereof that is not fully recovered from Client’s Property Insurance policy. CPS, Inc. and its Affiliates shall be named as additional insureds under the Drug Products and Completed Operations Liability insurance policies with respect to the products and completed operations outlined in this Agreement. Client shall furnish certificates of insurance evidencing the required insurance policies and additional insured status to Catalent as soon as practicable after the Effective Date and within [ * ] days after renewal of such policies. Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

Q. Force Majeure. Neither party will be liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control, including without limitation acts of God, fires, floods or weather, strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots, or shortages in transportation. If the cause continues unabated for [ * ] days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Quotation should result from such cause.

R. Use and Disposal. Catalent shall use the Client Cell Lines solely to perform the Services and for no other purpose, and Catalent shall store and use the Client Cell Lines in accordance with all applicable laws and regulations. Catalent shall use best efforts to keep the Client Cell Lines secure and safe from loss, damage, theft, misuse and unauthorized access. Catalent shall not analyze or reverse engineer the Client Cell Lines in any manner. Catalent shall not distribute the Client Cell Lines to any Affiliate or Third Party, and shall not use the Client Cell Lines for any research or commercial purpose other than to perform the Services. Client represents and warrants to Catalent that Client will hold, use and/or dispose of products and other materials provided by Catalent in accordance with all applicable laws, rules and regulations, including as they relate to use in humans. Client grants Catalent full authority to use any Client-supplied materials for purposes of the Project.

S. Record Retention. Catalent will document in a manner appropriate for purposes of filing regulatory filings for products with applicable regulatory authorities in [ * ] and retain batch, laboratory and other technical records for the minimum period required by applicable law. Subject to paragraph K hereof, Catalent shall provide Client the right to inspect and copy such records to the extent reasonably required for the performance of its obligations under this Agreement; provided, that, Client agrees to not use such records or information except to the extent otherwise permitted herein.

**	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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T. Independent Contractor. The relationship of the parties is that of independent contractors and not of joint venturers, co-partners, employer/employee or principal/agent.

U. Publicity. Neither party will make any press release or other public disclosure regarding this Quotation or the transactions contemplated hereby without the other party’s express prior written consent, except as required by applicable law, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the non-disclosing Party’s prior review and comment and shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or public disclosure.

V. Amendment & Precedence. These Terms and Conditions constitute a part of the Quotation to which they are attached (collectively, “this Quotation”); provided, that these Terms and Conditions supersede any conflicting terms and conditions set forth in the Quotation to which they are attached or any other document, including Client purchase order. This Quotation, together with the NDA, constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties, with respect to the Project. No term of this Quotation may be amended except upon written agreement of both parties.

W. Waiver; Severability; Third Parties. The failure on the part of a party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter. If any term of this Quotation is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Quotation will continue in full force and effect. This Quotation shall not confer any rights or remedies upon any person or entity other than the parties named herein and their respective successors and permitted assigns.

X. Assignment. [ * ] This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a party appearing herein shall be deemed to include the names of such party’s successors and permitted assigns to the extent necessary to carry out the intent of the Quotation. Any assignment not in accordance with this paragraph W shall be null and void. Catalent may not assign or delegate to any subcontractor any of Catalent’s obligations under the Quotation or these Terms and Conditions, unless Client has given its prior written consent thereto.

Y. Dispute Resolution. If a dispute arises between the parties in connection with this Quotation, the respective presidents or Senior Executives of Catalent and Client shall first attempt to resolve the dispute. If such parties cannot resolve the dispute, such dispute shall be resolved in the jurisdiction of the defendant party by binding arbitration in accordance with the then existing commercial arbitration rules of The CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017.

Z. Termination. Either party may terminate the Quotation at any time and for any reason, by giving the other party written notice thereof. In the event of such termination by Client, Client shall pay [ * ]. Either party may terminate this Quotation immediately without further action if (A) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within [ * ] days or takes any equivalent or similar action in consequence of debt in any jurisdiction; or (B) the other party materially breaches any of the provisions of this Quotation, and such breach is not cured within [ * ] days after the giving of written notice requiring the breach to be remedied.

AA. Effect of Termination; Survival. Upon the expiration or termination of this Quotation, each party shall return to the other party (or, if so requested in writing, destroy and provide a certificate of destruction signed by the respective party’s Head of Research and Development attesting to such destruction) all tangible embodiments, and render inaccessible or useless all electronic embodiments, of the other party’s confidential information, Client Cell Lines, and other items belonging to the other party. The rights and obligations of Client and Catalent in Articles I, J, K, L, N, O, R, T, V, X, Z and AA of these Terms and Conditions shall survive termination or expiration of this Quotation.

BB. Governing Law. This Quotation shall be governed by and construed under the laws of the State of New Jersey, USA, excluding its conflict of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Quotation.

**	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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